POWER OF ATTORNEY

1. Designation of Attorneys-in-Fact. The undersigned, hereby designates each of Todd N. Gilman, Camilla R. Brocker, and Amy E. Pagano, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

2. Powers of Attorney-in-Fact. Each attorney-in-fact, as fiduciary, shall have the authority to sign all such U.S. Securities and Exchange Commission ("**SEC**") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

3. Effectiveness. This Power of Attorney shall become effective upon execution.

4. Duration. This Power of Attorney shall remain in effect until revoked by me and shall not be affected by disability of the principal.

5. Revocation. This Power of Attorney may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this Power of Attorney has been recorded, the written notice of revocation shall also be recorded.

Date: March 27, 2023.

[signature]
Richard P. Betori

STATE OF Florida)

COUNTY OF Sarasota)

SIGNED OR ATTESTED before me on March 27, 2023, by Richard P. Betori.

[signature]
Signature of Notary Public

Tim Meyers
Typed name of Notary Public

Notary Public State of Florida
Tim Meyers
My Commission
HH 168364
Exp. 8/23/2025

Residing at: The UPS Store 4107 S. Tamiami Trl, Venice, FL. 34293

My commission expires: 8/23/25